Exhibit 99.1

Chris Evenden VP, Investor Relations 650-628-0255 cevenden@ea.com	John Reseburg Senior Director, Corporate Communications 650-628-3601 jreseburg@ea.com

Electronic Arts Recommends Shareholders Reject TRC Capital’s Mini-Tender Offer

REDWOOD CITY, Calif. - January 12, 2015 - Electronic Arts Inc. (NASDAQ: EA) received notice of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2 million shares of EA’s common stock at a price of $44.75 per share in cash. The offering price is approximately 4.4 percent below the closing price per share of EA common stock on January 7, 2015, the last trading day before the mini-tender offer was commenced. The offer is for approximately 0.64 percent of the outstanding shares of EA’s common stock.

EA does not endorse TRC Capital’s offer and recommends that shareholders reject the offer because the offer price is below the current market price for EA shares and is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. EA also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m. Eastern Time on February 6, 2015.

EA is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
EA urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements applicable to most bids under United States securities laws.

The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

EA encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

EA requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to EA shares of common stock.

About EA
Electronic Arts (NASDAQ:EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 300 million registered players around the world.

In fiscal year 2014, EA posted GAAP net revenue of $3.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The Sims™, Madden NFL, EA SPORTS™ FIFA, Battlefield™, Dragon AgeTM and Plants vs. ZombiesTM. More information about EA is available at www.ea.com/news.

EA SPORTS, The Sims, Dragon Age, Plants vs. Zombies and Battlefield are trademarks of Electronic Arts Inc. and its subsidiaries. John Madden, NFL and FIFA are the property of their respective owners and used with permission.